Annex A


                            CERTIFICATE OF TRUST
                                     OF
                            BLACKROCK CALIFORNIA
                      MUNICIPAL INCOME 2018 TERM TRUST

                  This Certificate of Trust of BlackRock California Municipal Income 2018 Term Trust (the "Trust"), dated September 7, 2001, is being duly executed and filed by Ralph L. Schlosstein, as sole trustee (the "Sole Trustee"), to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

                  1. Name. The name of the business trust formed hereby is BlackRock California Municipal Income 2018 Term Trust.

                  2. Registered Office; Registered Agent. The business address of the registered office of the Trust in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of
Wilmington, 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

                  3. Address of Sole Trustee. The business address of the Sole Trustee is 345 Park Avenue, New York, New York, 10154.

                  4. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

                  5. Investment Company. The Trust will become an investment company registered under the Investment Company Act of 1940, as amended.

                    IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of the date first above-written.



                                            By:   /s/ Ralph L. Schlosstein
                                                  -----------------------------
                                                    Ralph L. Schlosstein
                                                    Sole Trustee